INVESTMENT LETTER

                         SELIGMAN MUNICIPAL SERIES TRUST


     Seligman Municipal Series Trust (the "Trust"), an open-end, non-diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Trust hereby sells to Purchaser and Purchaser purchases 1 Class C share of beneficial interest (par value $.001) of each of Seligman California Municipal High-Yield Series, Seligman California Municipal Quality Series, Seligman Florida Municipal Series and Seligman North Carolina Municipal Series, each a series of the Trust, (the "Shares") each at a price equivalent to the net asset value of one Class D share of the same Series as of the close of business on May 27, 1999. The Trust hereby acknowledges receipt from the Purchaser of funds in such amount in full payment for the Shares.

2. Purchaser represents and warrants to the Trust that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.


     IN WITNESS WHEREOF, the parties have executed this agreement as of the 28th day of May, 1999.


                                          SELIGMAN MUNICIPAL SERIES TRUST



                                          By:
                                             --------------------------
                                          Name:    Lawrence P. Vogel
                                          Title:   Vice President


                                          J. & W. SELIGMAN & CO. INCORPORATED


                                          By:
                                             --------------------------
                                          Name:    Brian T. Zino
                                          Title:   President